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                                  EXHIBIT 12.1

                STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (In thousands)

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                                                                                                                        Three Months
                                                                                Year Ended December 31,                     Ended
                                                         ------------------------------------------------------------      March 31,
                                                           1997          1998         1999         2000         2001         2002
                                                           ----          ----         ----         ----         ----         ----
Earnings:
    Income (loss) before income taxes                    $(3,367)      $ 6,334      $20,151      $47,499      $50,340      $19,474
    Fixed charges per below                                2,609         5,420       12,142       29,453       31,093        7,764
    Less: capitalized interest per below                      --            --           --            8          213           --
    Current period amortization of interest
      capitalized in prior periods                            --            --           --           --           --           --
                                                         -------------------------------------------------------------------------
    Total earnings                                       $  (758)      $11,754      $32,293      $76,944      $81,220      $27,238
                                                         =========================================================================
Fixed charges and preferred stock dividends:
    Interest expense                                     $ 1,957       $ 3,458      $11,531      $28,705      $30,045      $ 7,505
    Capitalized interest                                      --            --           --            8          213           --
    Interest portion of rent expense                          63           197          611          740          835          259
    Preferred dividend requirements                          589         1,765           --           --           --
                                                         -------------------------------------------------------------------------
    Total fixed charges and preferred stock dividends    $ 2,609       $ 5,420      $12,142      $29,453      $31,093      $ 7,764
                                                         =========================================================================
Ratio of earnings to combined fixed charges
    and preferred stock dividends                             --           2.2          2.7          2.6          2.6          3.5
                                                         =========================================================================
Dollar amount of deficiency below 1.0                    $ 3,367           N/A          N/A          N/A          N/A          N/A
                                                         =========================================================================
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